Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Nathan’s Famous, Inc. on Form S-8 [File Nos. 333-1847222, 333-177736, and 333-240196] of our report dated June 8, 2023, with respect to our audits of the consolidated financial statements of Nathan’s Famous, Inc. and Subsidiaries as of March 26, 2023 and March 27, 2022 and for the fifty-two week periods ended March 26, 2023 and March 27, 2022 and our report dated June 8, 2023 with respect to our audit of internal control over financial reporting of Nathan’s Famous, Inc. and Subsidiaries as of March 26, 2023, which reports are included in this Annual Report on Form 10-K of Nathan’s Famous, Inc. for the fifty-two week period ended March 26, 2023.

/s/ Marcum llp

New York, NY

June 8, 2023